Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Regulation A Offering Statement of Nico Echo Park, Benefit Corp. on Form 1-A (No. 024-1135) of our reports dated July 24, 2020, on our audit of the financial statements of Nico Echo Park, Benefit Corp. as of December 31, 2019 and for the period April 19, 2019 (inception) through December 31, 2019, and our audit of the consolidated financial statements of Neighborhood Property Partners I, LLC as of December 31, 2019 and for the year then ended, which reports are included in this Special Financial Report on Form 1-K to be filed on or about July 24, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP

San Francisco, California

July 24, 2020